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                                                                    EXHIBIT 99.1

[COLLINS & AIKMAN LOGO]                                             NEWS RELEASE

FOR IMMEDIATE RELEASE
July 7, 2005

    COLLINS & AIKMAN ANNOUNCES THE APPOINTMENT OF STEPHEN COOPER AS CHAIRMAN,
      LEONARD LOBIONDO AS A DIRECTOR AND FRANK MACHER AS PRESIDENT AND CEO

TROY, MICH. - Collins & Aikman Corporation (OTC: CKCRQ) announced today that it has established a new team of professionals to help lead the Company through the next phase of its restructuring process. This team will include Stephen F. Cooper, who has been appointed Chairman of the Company's Board of Directors; Leonard LoBiondo, who has been appointed a Director of the Company; and Frank Macher, who has been appointed President and Chief Executive Officer. To facilitate this transition, Charles E. Becker has resigned as Acting Chief Executive Officer, and Marshall A. Cohen has resigned as Interim Chairman of the Board of Directors. Mr. Cohen will remain as a Director of the Company and serve as Lead Director.

As part of the new structure, the Company has established the Office of the Chairman, consisting of Mr. Cooper, Mr. LoBiondo, Mr. Macher and John R. Boken, who continues to serve as the Company's Chief Restructuring Officer. This structure expands the roles of Mr. Cooper and Mr. LoBiondo, both of whom have been advising the Company throughout the bankruptcy process as principals of Kroll Zolfo Cooper, an affiliate of KZC Services, LLC, the Company's turnaround management firm.

"We are delighted to have assembled this outstanding group of professionals to address the challenges now facing the Company in its restructuring," said Mr. Cohen. "We also are grateful for the significant contributions Chuck Becker has made in a very short period of time. Chuck agreed, at the Board's request, to step in temporarily to provide vital leadership, stability and direction at a critical juncture. The landscape changed dramatically once bankruptcy became inevitable and the Company filed for Chapter 11 protection. Throughout the recent events, Chuck has continued to establish a positive direction for the Company and its employees. We are now turning to these key restructuring professionals to utilize their collective expertise to lead the Company in its current phase." Mr. Cohen added, "We are pleased that Chuck has agreed to actively assist the Company during this transition."

Collins & Aikman is also establishing a Restructuring Committee of its Board of Directors that will be responsible for overseeing the development of the business plan, the valuation of the business and, ultimately, the negotiation of a plan of reorganization. The Restructuring Committee will include Mr. Cooper, Mr. LoBiondo, Anthony Hardwick, Timothy D. Leuliette, and Daniel P. Tredwell.

Mr. Macher had been Chairman of the Board and Chief Executive Officer of Federal-Mogul Corporation during its bankruptcy proceedings. Previously he served as President and Chief Executive Officer of ITT Automotive, a global automotive parts supplier, and as the Vice President and General Manager of the Automotive Components Division of Ford Motor Company. The Company's arrangement with Mr. Macher is based upon an outline of terms, and is subject to final documentation and bankruptcy court approval.

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Mr. Cooper is the Chairman and Mr. LoBiondo is a Senior Managing Director and
Co-Chief Operating Officer of Kroll Zolfo Cooper. Mr. Cooper has more than 30 years experience leading companies through operational and financial restructurings and currently acts as interim CEO of Krispy Kreme Doughnuts and Enron. Mr. LoBiondo has more than 18 years experience as a specialist in crafting effective, value-enhancing solutions for companies experiencing financial and operational problems. Mr. Cooper and Mr. LoBiondo will begin working immediately with the Company. "Leonard and I look forward to expanding our involvement at Collins & Aikman as we seek to maximize value for its various constituencies," said Mr. Cooper.

                                    * * * * *

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and is a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. Headquartered in Troy, Michigan, we have a workforce of approximately 23,000 and a network of more than 100 technical centers, sales offices and manufacturing sites in 17 countries throughout the world. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

CONTACT: JAY B. KNOLL                       DAVID A. YOUNGMAN
         VICE PRESIDENT & GENERAL COUNSEL   DIRECTOR OF CORPORATE COMMUNICATIONS
         (248) 733-4010                     (248) 733-4355
         JAY.KNOLL@COLAIK.COM               DAVID.YOUNGMAN@COLAIK.COM